As filed with the Securities and Exchange Commission on February 13, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

a21, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

74-2896910
(I.R.S. Employer Identification No.)

7660 CENTURION PARKWAY
JACKSONVILLE, FLORIDA 32256

(Address of Principal Executive Offices)                        (Zip Code)

a21, Inc.
2005 Stock Incentive Plan
Option Agreement with Albert Pleus
(Full Title of the Plan)

Thomas Costanza
7660 Centurion Parkway
Jacksonville, Florida 32256
(904) 565-0066
(Name and Address of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $.001 per share	4,905,200	$0.29(2)	$1,422,508	$152.21
Common stock, par value $.001 per share	1,094,800	$0.29(3)	$317,492	$33.97
Common stock, par value $.001 per share	1,505,514	$0.30(4)	$451,654	$48.33
(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of shares of common stock which may be issued by reason of stock splits, stock dividends or similar corporate events.

(2)	Based on the weighted average exercise price of options to purchase common stock issued and outstanding as of the date hereof.
(3)
Computed for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the price at which the options covered by this Registration Statement may be exercised, which was equal to the average of the high and low price per share of common stock on February 8, 2007, as reported on the over-the-counter Bulletin Board.

(4)	Based on the exercise price of options issued and outstanding on the date hereof.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

2005 Stock Incentive Plan

The following summary of a21, Inc.’s 2005 Stock Incentive Plan is qualified in its entirety by reference to the full text of the 2005 Stock Incentive Plan which is being provided to you with this prospectus.

Awards

The 2005 Stock Incentive Plan provides for the grant of options, stock appreciation rights (or SARs), performance share awards, restricted stock and unrestricted stock of up to an aggregate of 6,000,000 shares of common stock to officers, employees and independent contractors of a21 or its affiliates. If any award expires, is cancelled, or terminates unexercised or is forfeited, the number of shares subject thereto is again available for grant under the 2005 Stock Incentive Plan. The number of shares of common stock for which awards may be granted to a participant under the 2005 Stock Incentive Plan in any calendar year cannot exceed 2,000,000.

Administration of the 2005 Stock Incentive Plan

The 2005 Stock Incentive Plan is administered by the Board of Directors or a committee of the Board of Directors consisting of not less than two members of the Board, each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “outside director” within the meaning of IRS Code Section 162(m). Among other things, the committee has complete discretion, subject to the express limits of the 2005 Stock Incentive Plan, to determine the officers, employees and independent contractors to be granted an award, the type of award to be granted, the number of shares of common stock subject to each award, the exercise price of each option and base price of each SAR, the term of each award, the vesting schedule for an award, whether to accelerate vesting, the value of the stock, and the required withholding. The committee may amend, modify or terminate any outstanding award, provided that the participant’s consent to such action is required if the action would materially and adversely affect the participant. The committee is also authorized to construe the award agreements, and may prescribe rules relating to the 2005 Stock Incentive Plan. Notwithstanding the foregoing, the committee does not have any authority to grant or modify an award under the 2005 Stock Incentive Plan with terms or conditions that would cause the grant, vesting or exercise to be considered nonqualified “deferred compensation” subject to Code Section 409A.

Options

Options granted under the 2005 Stock Incentive Plan may be either “incentive stock options” (or ISOs), which are intended to meet the requirements for special federal income tax treatment under the IRS Code, or “nonqualified stock options” (or NQSOs). Options may be granted on such terms and conditions as the committee may determine; provided, however, that the exercise price of an option may not be less than the fair market value of the underlying stock on the date of grant and the term of the option may not exceed 10 years (110% of such value and 5 years in the case of an ISO granted to an employee who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of capital stock of a21 or a parent or subsidiary of a21). ISOs may only be granted to employees. In addition, the aggregate fair market value of common stock covered by ISOs (determined at the time of grant) which are exercisable for the first time by an employee during any calendar year may not exceed $100,000. Any excess is treated as a NQSO.

Stock Appreciation Rights (SARs)

An SAR entitles the participant, upon exercise, to receive an amount, in cash or stock or a combination thereof, equal to the increase in the fair market value of the underlying stock between the date of grant and the date of exercise. SARs may be granted in tandem with, or independently of, options granted under the 2005 Stock Incentive Plan. An SAR granted in tandem with an option (i) is exercisable only at such times, and to the extent, that the related option is exercisable in accordance with the procedure for exercise of the related option; (ii) terminates upon termination or exercise of the related option (likewise, the option granted in tandem with an SAR terminates upon exercise of the SAR); (iii) is transferable only with the related option; and (iv) if the related option is an ISO, may be exercised only when the value of the stock subject to the option exceeds the exercise price of the option. An SAR that is not granted in tandem with an option is exercisable at such times as the committee may specify.

Performance Shares

Performance share awards entitle the participant to acquire shares of stock upon attaining specified performance goals.

Restricted Stock

A restricted stock award is a grant or sale of stock to the participant, subject to a21’s right to repurchase all or part of the shares at their purchase price (or to require forfeiture of such shares if purchased at no cost) in the event that conditions specified by the committee in the award are not satisfied prior to the end of the time period during which the shares subject to the award may be repurchased by or forfeited to a21. The purchase price for each share of restricted stock may not be less than the par value of a21’s common stock.

Unrestricted Stock

The committee may pay all or a portion of any bonuses, salaries or other fees for services in shares of common stock. Such payments are in consideration of services previously performed and as an incentive toward future services, and will be subject to such terms as the committee may determine.

Additional Terms

Except as provided in the 2005 Stock Incentive Plan, awards granted under the 2005 Stock Incentive Plan are not transferable and may be exercised only by the respective grantees during their lifetime or by their guardian or legal representative. Each award agreement will specify, among other things, the effect on an award of the disability, death, retirement, authorized leave of absence or other termination of employment. a21 may require a participant to pay a21 the amount of any required withholding in connection with the grant, vesting, exercise or disposition of an award. A participant is not considered a stockholder with respect to the shares underlying an award until the shares are issued to the participant.

Term; Amendments

The 2005 Stock Incentive Plan is effective for 10 years, unless it is sooner terminated or suspended. The committee may at any time amend, alter, suspend or terminate the 2005 Stock Incentive Plan; provided that no amendment requiring stockholder approval will be effective unless such approval has been obtained. No termination or suspension of the 2005 Stock Incentive Plan will affect an award which is outstanding at the time of the termination or suspension.

Awards Granted

The following table provides information with respect to the executive officers, directors and non-executive employees as a group that have been granted awards under the 2005 Stock Incentive Plan prior to January 5, 2007, the type of award granted, the number of shares of common stock underlying each award and the exercise price of each award. Each such award was granted subject to obtaining stockholder approval of the 2005 Stock Incentive Plan. As of January 26, 2007, the closing price of the common stock was $0.28.

Name and Title	Type of Award	Number of Shares of common stock Underlying Award	Exercise Price of Award
Philip N. Garfinkle, Executive Chairman and Director	Non Qualified Stock Option	1,040,000	$0.35*
John Z. Ferguson, Chief Executive Officer and Director	Non Qualified Stock Option	500,000	$0.275
Thomas Costanza, Chief Financial Officer	Non Qualified Stock Option	365,000	$0.51*
Ardell D. Albers, Director	Non Qualified Stock Option	95,000	$0.30
Albert H. Pleus, Director	Non Qualified Stock Option	1,125,000	$0.40*
C. Donald Wiggins, director	Non Qualified Stock Option	120,000	$0.30
All Current Executive Officers as a Group	Non Qualified Stock Options	1,905,000	$0.36*
All Current Non-Executive Directors as a Group	Non Qualified Stock Options	1,340,000	$0.38*
All Non-Executive Employees as a Group	Non Qualified Stock Options	1,660,200	$0.39*

* Average exercise price.

Certain Federal Income Tax Consequences

The following is a general summary of the federal income tax consequences under current tax law of options, stock appreciation rights and restricted stock. It does not purport to cover all of the special rules, including special rules relating to participants subject to Section 16(b) of the Securities Exchange Act of 1934 and the exercise of an option with previously-acquired shares, or the state or local income or other tax consequences inherent in the ownership and exercise of stock options and the ownership and disposition of the underlying shares or the ownership and disposition of restricted stock.

A participant does not recognize taxable income upon the grant of NQSO or an ISO. Upon the exercise of a NQSO, the participant recognizes ordinary income in an amount equal to the excess, if any, of the fair market value of the shares acquired on the date of exercise over the exercise price thereof, and a21 will generally be entitled to a deduction for such amount at that time. If the participant later sells shares acquired pursuant to the exercise of a NQSO, the participant recognizes long-term or short-term capital gain or loss, depending on the period for which the shares were held. Long-term capital gain is generally subject to more favorable tax treatment than ordinary income or short-term capital gain.

Upon the exercise of an ISO, the participant does not recognize taxable income. If the participant disposes of the shares acquired pursuant to the exercise of an ISO more than two years after the date of grant and more than one year after the transfer of the shares to the participant, the participant recognizes long-term capital gain or loss and a21 is not be entitled to a deduction. However, if the participant disposes of such shares within the required holding period, all or a portion of the gain is treated as ordinary income and a21 is generally entitled to deduct such amount.

In addition to the tax consequences described above, a participant may be subject to the alternative minimum tax, which is payable to the extent it exceeds the participant’s regular tax. For this purpose, upon the exercise of an ISO, the excess of the fair market value of the shares over the exercise price therefor is an adjustment which increases alternative minimum taxable income. In addition, the participant's basis in such shares is increased by such excess for purposes of computing the gain or loss on the disposition of the shares for alternative minimum tax purposes. If a participant is required to pay an alternative minimum tax, the amount of such tax which is attributable to deferral preferences (including the incentive option adjustment) is allowed as a credit against the participant's regular tax liability in subsequent years. To the extent the credit is not used, it is carried forward.

A participant does not recognize income upon the grant of an SAR. The participant has ordinary compensation income upon exercise of the SAR equal to the increase in the value of the underlying shares, and a21 will generally be entitled to a deduction for such amount.

A participant does not recognize income on the receipt of a performance share award until the shares are received. At such time, the participant recognizes ordinary compensation income equal to the excess, if any, of the fair market value of the shares over any amount paid for the shares, and a21 is generally entitled to deduct such amount at such time.

A participant who receives a grant of restricted stock generally recognizes ordinary compensation income equal to the excess, if any of fair market value of the stock at the time the restriction lapses over any amount paid for the shares. Alternatively, the participant may elect to be taxed on the value at the time of grant. a21 is generally entitled to a deduction at the same time and in the same amount as the income required to be included by the participant.

A participant who receives unrestricted stock recognizes ordinary compensation income equal to the value of the shares on the date of receipt, and a21 is generally entitled to a deduction equal to such amount at such time.

To obtain additional information about the 2005 Stock Incentive Plan, participants in the plan may contact Thomas Costanza, Chief Financial Officer, a21, Inc., 7660 Centurion Parkway Jacksonville, Florida 32256. Mr. Costanza can also be reached at (904) 565-0066.

Option Agreement with Albert Pleus

On January 2, 2004, a21, Inc. granted Albert H. Pleus, then our Chief Executive Officer and a member of our Board of Directors, and currently a member of our Board of Directors, a non-qualified stock option to purchase 1,505,514 shares of our common stock at an exercise price of $.30 per share. The option was immediately exercisable upon grant and expired on January 2, 2009. Pursuant to an advisory agreement dated as of October 9, 2006 with Mr. Pleus, we agreed to allow Mr. Pleus to exercise the options on a cashless (net-share) basis and amended the expiration date to January 31, 2008. Except as permitted by our board of directors, the options are not transferable and may be exercised only by Mr. Pleus during his lifetime.

Item 2.    Registrant Information and Employee Plan Annual Information.

Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), the documents containing the information specified in Part I of Form S-8 (of which this prospectus is a part) will be sent or given to each participant in a21’ s 2005 Stock Incentive Plan. This document and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of the registration statement of which this prospectus is a part, taken together, constitute the Section 10(a) Prospectus. a21 will provide to you without charge, upon written or oral request, copies of the documents incorporated by reference in the registration statement of which this prospectus is a part. Any such request for documents should be directed to: Thomas Costanza, Chief Financial Officer, a21, Inc., 7660 Centurion Parkway Jacksonville, Florida 32256. Mr. Costanza can also be reached at (904) 565-0066.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

a21, Inc. hereby incorporates by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(1)	Our Amended Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2005, as filed with the SEC;

(2)	Our Amendment No. 1 to the Quarterly Report on Form 10-QSB/A for the quarter ended March 31, 2006, as filed with the SEC;

(3)	Our Amendment No. 1 to the Quarterly Report on Form 10-QSB/A for the quarter ended June 30, 2006, as filed with the SEC;

(4)	Our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006, as filed with the SEC;

(5)
Pages F-2 to F-37 in our Registration Statement on Form SB-2, as filed with the SEC on December 29, 2006, relating to our consolidated financial statements as of and for the years ended December 31, 2005 and 2004;

(6)	Our Current Report on Form 8-K dated January 3, 2006, as filed with the SEC;

(7)	Our Current Report on Form 8-K dated March 6, 2006, as filed with the SEC;

(8)	Our Current Report on Form 8-K dated March 14, 2006, as filed with the SEC;

(9)	Our Current Report on Form 8-K dated April 17, 2006, as filed with the SEC;

(10)	Our Current Report on Form 8-K dated April 27, 2006, as filed with the SEC;

(11)	Our Current Report on Form 8-K dated May 15, 2006, as filed with the SEC;

(12)	Our Amended Current Report on Form 8-K/A dated May 15, 2006, as filed with the SEC;

(13)	Our Current Report on Form 8-K dated June 6, 2006, as filed with the SEC;

(14)	Our Current Report on Form 8-K dated June 19, 2006, as filed with the SEC;

(15)	Our Current Report on Form 8-K dated June 27, 2006, as filed with the SEC;

(16)	Our Current Report on Form 8-K dated July 20, 2006, as filed with the SEC;

(17)	Our Current Report on Form 8-K dated July 31, 2006, as filed with the SEC;

(18)	Our Current Report on Form 8-K dated September 28, 2006, as filed with the SEC;

(19)	Our Current Report on Form 8-K dated November 20, 2006, as filed with the SEC;

(20)	Our Current Report on Form 8-K dated January 8, 2007, as filed with the SEC; and

(21)	The description of our common stock contained in our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all shares of common stock offered hereby have been sold or which de-registers all shares of common stock then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.

Our certificate of incorporation provides that none of our directors will be personally liable to us or any of our stockholders for monetary damages arising from the director’s breach of fiduciary duty as a director, with certain limited exceptions.

The Delaware General Corporation Law and our Bylaws provide for indemnification of our directors for liabilities and expenses that they may incur in such capacities. In general, our directors and officers are indemnified with respect to actions taken in good faith and in a manner such person believed to be in our best interests, and provided that with respect to any criminal action or proceeding, the person had no reasonable cause to believe was unlawful.

The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply. Our certificate of incorporation contains provisions authorizing it to indemnify its officers and directors to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

EXHIBIT
NUMBER	DESCRIPTION OF EXHIBIT
4.1	Articles of Incorporation of the Registrant (incorporated herein by reference to Appendix C to the Registrant’s Definitive Information Statement, filed July 11, 2006).
4.2	By-laws of the Registrant, as amended to date (incorporated herein by reference to Appendix C to the Registrant’s Definitive Information Statement, filed July 11, 2006).
4.3	a21 2005 Stock Incentive Plan (Incorporated by reference to Exhibit A of a21’s definitive information statement filed with the SEC on February 16, 2006).
4.4	Option Agreement between the Registrant and Albert Pleus.
4.5	Advisory Agreement dated as of October 9, 2006 between the Registrant and Albert Pleus (Incorporated by reference to Exhibit 10.3 of a21’s Current Report on Form 8-K dated September 28, 2006)
5.1	Opinion of Loeb & Loeb LLP
23.1	Consent of BDO Seidman, LLP
23.2	Consent of Eisner LLP
23.3	Consent of Baker Tilly
23.4	Consent of KPMG LLP
23.5	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included as part of the signature page of this registration statement).

Item 9.     Undertakings.

The undersigned Registrant undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
Include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

(2)
That, for determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3)	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)
That, for determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(5)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Jacksonville, state of Florida, on this 13th day of February, 2007.

a21, INC.

By:	/s/ John Z. Ferguson
John Z. Ferguson
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Ferguson and Thomas Costanza his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on this 13th day of February, 2007.

SIGNATURE	TITLE (CAPACITY)

/s/ John Z. Ferguson	Chief Executive Officer (Principal Executive Officer), and Director
John Z. Ferguson

/s/ Thomas Costanza	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Thomas Costanza

/s/ Philip N. Garfinkle	Executive Chairman and Director
Philip N. Garfinkle

/s/ Ardell D. Albers	Director
Ardell D. Albers

/s/ Laura B. Sachar	Director
Laura B. Sachar

/s/ Albert H. Pleus	Director
Albert H. Pleus

/s/ C. Donald Wiggins	Director
C. Donald Wiggins

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION OF EXHIBIT
4.1	Articles of Incorporation of the Registrant (incorporated herein by reference to Appendix C to the Registrant’s Definitive Information Statement, filed July 11, 2006).
4.2	By-laws of the Registrant, as amended to date (incorporated herein by reference to Appendix C to the Registrant’s Definitive Information Statement, filed July 11, 2006).
4.3	a21 2005 Stock Incentive Plan (Incorporated by reference to Exhibit A of a21’s definitive information statement filed with the SEC on February 16, 2006).
4.4	Option Agreement between the Registrant and Albert Pleus.
4.5	Advisory Agreement dated as of October 9, 2006 between the Registrant and Albert Pleus (Incorporated by reference to Exhibit 10.3 of a21’s Current Report on Form 8-K dated September 28, 2006)
5.1	Opinion of Loeb & Loeb LLP
23.1	Consent of BDO Seidman, LLP
23.2	Consent of Eisner LLP
23.3	Consent of Baker Tilly
23.4	Consent of KPMG LLP
23.5	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included as part of the signature page of this registration statement).